PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED JUNE 23, 1998 AND PROSPECTUS DATED JUNE 23,
1998)

$99,744,000


SOUTHERN PACIFIC FUNDING CORPORATION
MASTER SERVICER

SOUTHERN PACIFIC SECURED ASSETS CORP.
COMPANY

SOUTHERN PACIFIC CMN TRUST SERIES 1998-H1,

COLLATERALIZED ASSET-BACKED NOTES, SERIES 1998-H1


     The following statements in the Prospectus Supplement dated June 23, 1998 are added as indicated below:

     1. The following Risk Factor should be added immediately following the Risk Factor on "Underwriting Standards" on page S-13 of the Prospectus Supplement:

     TRANSFER OF SERVICING

         The primary servicing of Home Loans acquired in bulk purchases were recently transferred to the Master Servicer. The Seller expects that a higher than anticipated rate of delinquencies for a period of time may be experienced on such Home Loans due to the implementation of such transfer.


     2. The following sentence should be added to the end of the second full paragraph on page S-28 of the Prospectus
Supplement:

         The "Step-Up Date" is the first Payment Date on which the aggregate Principal Balance of the Home Loans as of the end of the related Collection Period is equal to or less than 10% of the Cut-off Date Balance.


     3. The proviso in the first sentence of the fourth full paragraph on page S-29 of the Prospectus Supplement should be deleted.


     4. The reference to "Overcollateralization Target Amount" in the first full paragraph on page S-32 of the Prospectus Supplement should be replaced with "Required Overcollateralization Amount."


GREENWICH CAPITAL

The date of this Prospectus Supplement is July 1, 1998.